                                                                     EXHIBIT 4.6

                              EMPIRE RESORTS, INC.

                            CERTIFICATE OF AMENDMENT
                                       OF
                    CERTIFICATE OF THE DESIGNATIONS, POWERS,
                 PREFERENCES AND OTHER RIGHTS AND QUALIFICATIONS
                                     OF THE
                            SERIES E PREFERRED STOCK

            Empire Resorts, Inc., a corporation organized and existing under the
General  Corporation  Law of the  State  of  Delaware  (the  "Corporation"),  in
accordance  with  the  provisions  of  Sections  228  and  242  of  the  General
Corporation Law of the State of Delaware, hereby certifies as follows:

            I. NAME. The name of the corporation is:

               Empire Resorts, Inc.

            II.  RESOLUTION TO ADOPT  CERTIFICATE OF AMENDMENT OF CERTIFICATE OF
DESIGNATIONS  OF  SERIES  E  PREFERRED  STOCK.  The  Board of  Directors  of the
Corporation has duly adopted a resolution proposing the approval and adoption by the  Corporation  of  this  Certificate  of  Amendment  of  Certificate  of  the
Designations,  Powers,  Preferences and Other Rights and  Qualifications  of the
Series E Preferred  Stock (this  "CERTIFICATE"),  declaring the adoption of this
Certificate to be advisable,  and directing  that this  Certificate be submitted for approval by the  stockholders  of the  corporation  in  accordance  with the requirements  of the General  Corporation  Law of the State of Delaware and this
Certificate  and the  resolution  set  forth  herein  has been duly  adopted  in accordance  with  the  provisions  of  Sections  242  and  228  of  the  General
Corporation  Law of the State of  Delaware.  The  resolution  setting  forth the proposed amendment is as follows:

            WHEREAS,  Section 303 of the New York Racing,  Pari-Mutuel  Wagering
and Breeding Law provides that if the New York Racing and Wagering Board,  which licenses  Monticello  Raceway  Management,  Inc. ("MRMI") to operate  Monticello
Raceway,   determines  that  it  is  inconsistent   with  the  public  interest,
convenience or necessity,  or with the best interests of racing generally,  that any person continue to be a stockholder of record or the beneficial owner of any association or corporation  licensed to conduct pari-mutuel wagering and harness horse  racing  in New  York,  or  which  owns  25% or more of the  stock of such licensee,  the board may order or direct  each such  stockholder  or  beneficial owner,  irrespective  of the time  when such  stockholder  or  beneficial  owner acquired his stock or beneficial interest,  to dispose of such stock or interest within a prescribed period of time to be specified by the Board;

            WHEREAS,  as the Corporation  will own 100% of MRMI pursuant to that certain  Amended and Restated  Securities  Contribution  Agreement,  dated as of
December 12,  2003,  by and among the  Corporation,  Alpha  Monticello,  Inc., a
Delaware corporation, Catskill Development, L.L.C., a New York limited liability company,  Monticello  Realty  L.L.C.,  a  Delaware  limited  liability  company,
Americas Tower Partners, a New York general partnership, Watertone Holdings, LP, a  Delaware  limited  partnership,  New York  Gaming,  LLC,  a  Georgia  limited liability  company,  Fox-Hollow Lane, LLC, a New York limited liability company,
Shamrock  Strategies,  Inc., a Delaware  corporation,  Kaniewski  Family Limited
Partnership,  a Georgia limited partnership,  KFP Trust, an Illinois Trust, BKB,
LLC, a New York  limited  liability  company,  Clifford  A.  Ehrlich,  Robert A.
Berman, Philip B. Berman and Scott A. Kaniewski (together, the "CONSOLIDATION"),
Section 303 of the New York Racing,  Pari-Mutuel  Wagering and Breeding Law will be  applicable  to  the  Corporation's  stockholders  upon  the  Consolidation's closing;

            WHEREAS, there are presently 1,730,697 shares of non-voting Series E
Preferred Stock of the Corporation  issued and  outstanding,  1,704,030 of which are owned by Stanley Tollman and The Bryanston Group, Inc.;

            WHEREAS,  in April 2002, each of Stanley Tollman,  Brett Tollman and
Monty  Hundley were  indicted by a federal  grand jury on 44 counts of tax fraud and bank fraud,  and on September 5, 2003,  Brett Tollman  pleaded guilty to tax fraud and  admitted  failing to report  $2.7  million in income to the  Internal
Revenue Service;

            WHEREAS, each of Stanley Tollman, Brett Tollman and Monty Hundley is an affiliate of The Bryanston Group, Inc.;

            WHEREAS,  these events may have  increased the  likelihood,  however small, that the New York Racing and Wagering Board may deem both Stanley Tollman and The Bryanston Group,  Inc. to be unsuitable  stockholders of the Corporation and demand that they immediately liquidate their interests in the Corporation;

            WHEREAS,  the  board  of  directors  believes  that as the  Series E
Preferred  Stock  currently has no voting  rights,  liquidation  of these equity interests  would be difficult,  and that an inability of Stanley  Tollman or The
Bryanston  Group,  Inc.  to  liquidate  their  respective  holdings  of Series E
Preferred Stock would place MRMI's gaming license in jeopardy; and

            WHEREAS,  the board of directors  believes that by attaching certain voting  rights to the Series E Preferred  Stock,  the Series E  Preferred  Stock
would be more marketable in the event of a forced liquidation.

            NOW, THEREFORE, BE IT:

            RESOLVED,  an amendment of the Series E Certificate of  Designations be and hereby is authorized  and  approved,  and a  certificate  embodying  such amendment  relating  to  the  series  of  preferred  stock  of  the  Corporation designated as "Series E Preferred  Stock" is hereby  approved and, upon approval thereof in accordance with the General Corporation Law of the State of Delaware, is directed to be filed with the Delaware Secretary of State, as follows:

            1. Section 5 is hereby  amended and restated in its entirety to read as follows:

                  "5. VOTING RIGHTS. The holders of shares of Series E Preferred
Stock shall be entitled to vote on all matters on which  holders of Common Stock shall be entitled to vote, casting such number of votes equal to a fraction, the numerator  of which is the  number of shares of Series E  Preferred  Stock  then held,  and the  denominator of which is four (4),  voting  together as one class

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with, and in the same manner and with the same effect as, such holders of Common
Stock."

                  2.  CONTINUED  EFFECTIVENESS.  The  Series  E  Certificate  of
Designations  is not  amended  hereby  except as set  forth  herein  and,  as so amended, continues in full force and effect.

                   [Signature appears on the following page.]

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            THE UNDERSIGNED,  a duly authorized  officer of the Corporation,  in accordance  with the provisions of the General  Corporation  Law of the State of
Delaware, does make this certificate, and declare and certify that it is the act and deed of the Corporation and the facts herein stated are true, and signs this
Certificate this 12th day of January, 2004.

                                           EMPIRE RESORTS, INC.

                                           By: /s/ Scott A. Kaniewski
                                              -------------------------------
                                              Name:  Scott A. Kaniewski
                                              Title: CFO

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